Exhibit 99.1

NEWS RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Announces
Preliminary Fourth Quarter 2020 Revenue Held Steady Sequentially

●	U.S. market conditions strengthened through the quarter

●	Full year-end results to be announced pre-market Thursday, March 11, 2021 followed by teleconference and webcast at 12:00 ET that day

VERNAL, UT, February 18, 2021 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today announced unaudited preliminary revenue for the year ended December 31, 2020, was $10.5 million and was $1.5 million for the fourth quarter. Fourth quarter 2020 preliminary revenue included approximately $1.2 million from the U.S. market and $0.3 million from outside the U.S. Preliminary contract services revenue in the fourth quarter of $0.6 million improved nearly 80% over the third quarter. Preliminary tool revenue was
$0.9 million.

Even during unprecedented conditions with the global pandemic, international revenue in 2020 grew 43% to approximately $1.9 million compared with $1.3 million in 2019. At the end of 2020, SDP had $1.96 million in cash up from both $1.4 million at the end of the third quarter of 2020 and $1.2 million at the end of 2019. Preliminary results are subject to change pending review by the Company’s independent accountants.

Troy Meier, Chairman and CEO, commented, “While 2020 was a year we would soon like to forget, we nonetheless believe that we made excellent progress with our strategy to expand the market penetration of the well bore conditioning tool, the Drill-N-Ream® (DNR). We gained new customers both domestically and internationally. We also attained the AS9100D with ISO 9001:2015 certification, which provides us further opportunity to diversify both within our primary industry as well as into others. Importantly, activity in 2021 has improved and we are rebuilding our team to meet demand.”

Fourth Quarter and Full Year 2020 Teleconference and Webcast

The Company will release its complete fourth quarter and full year 2020 financial results before the opening of financial markets on Thursday, March 11, 2021, and will host a conference call that same day.

Thursday, March 11, 2021
10:00 a.m. Mountain Time (12:00 p.m. Eastern Time)
Phone: (201) 689-8470
Webcast and accompanying slide presentation: www.sdpi.com

A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Thursday, March 18, 2021. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13715002 or access the webcast replay via the Company’s website at www.sdpi.com, where a transcript will be posted once available.

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Superior Drilling Products, Inc. Announces Preliminary Fourth Quarter 2020 Revenue Held Steady Sequentially

February 18, 2021

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, including, without limitations, achieving the objective provided in the continued listing compliance plan submitted to the NYSE American, driving efficiencies in the production of fossil fuels, providing benefits to our customers, the environment and the global economy and the success of capitalizing on manufacturing expertise to drive growth and profits are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the duration of the COVID-19 pandemic and related impact on the oil and natural gas industry, the effectiveness of success at expansion in International markets, options available for market channels in North America, the deferral of the commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, contact investor relations:

Deborah K. Pawlowski, Kei Advisors LLC
(716) 843-3908, dpawlowski@keiadvisors.com

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